Exhibit 99.1
News Release
140 John James Audubon Parkway
Amherst, NY  14228

Contact:
Karen L. Howard
Vice President – Finance and Chief Financial Officer
Columbus McKinnon Corporation
716-689-5550
karen.howard@cmworks.com

Immediate Release

Columbus McKinnon Reports Continued Growth in Orders in Fiscal 2011 First Quarter

•	Bookings increased 24% over last year’s first quarter; backlog advanced 23% to $84 million

•	All geographic markets have strengthened: Americas, Europe and Asia Pacific

•	Sales for the first quarter were flat compared with prior year as shipments are ramping up

•	Non-GAAP net income was $0.9 million, $0.05 per share, in 2011 first quarter

•	Realized approximately $2 million in savings as a result of restructuring activities which were completed at end of June

AMHERST, N.Y., July 23, 2010 – Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced financial results for its fiscal 2011 first quarter that ended on June 30, 2010.

Solid bookings growth demonstrates improvement in economy; Manufacturing and supply chain taking time to ramp up production

Net sales for the first quarter of fiscal 2011 were $119.1 million, relatively unchanged when compared with $119.0 million from the same period in the prior year.  Growing sales in Europe and the hoist products business in the Americas offset the $1.2 million impact of the October 2009 divestiture of the American Lifts business and the $1.3 million effect of unfavorable foreign currency translation.

Sales declined sequentially from $123.0 million in the fiscal 2010 fourth quarter primarily due to currency translation upon significant strengthening of the US dollar relative to the euro.

Timothy T. Tevens, President and Chief Executive Officer, commented, “Bookings continued to improve during the first quarter with double digit increases in each month as the global economy recovers from its trough of a year ago.  Unfortunately, we were unable to take advantage of the strong order activity this quarter due to slower than expected facility integration, including hiring difficulties at our newly-reorganized facilities, and global supply chain bottlenecks.  Our focus at this time is on addressing these issues to reduce lead time and convert our expanding backlog into sales in the second quarter.”

-MORE-

Columbus McKinnon Reports Continued Growth in Orders in Fiscal 2011 First Quarter
July 23, 2010

The Company reported a fiscal 2011 first quarter net loss of $0.7 million, or $0.04 per diluted share, compared with a net loss of $2.4 million, or $0.13 per diluted share, for the same period last year.

On a non-GAAP basis, net income was $0.9 million, or $0.05 per diluted share, in the first quarter of fiscal 2011, consistent with $0.9 million, or $0.05 per diluted share in the same period last year.  Management believes that segregating restructuring and certain other special charges and applying an effective tax rate that would be more relevant to the ongoing operations without such items is informative in understanding the Company’s ongoing operations.  Accordingly, non-GAAP net income for the first quarter of fiscal 2011 excludes restructuring-related costs and reflects the application of a 38% U.S. tax rate to them, as well as a normalized consolidated global effective tax rate of 38% for the remaining operations.  Reconciliation of GAAP to non-GAAP net income and earnings per share is summarized in the following table:

(in millions, except per diluted share data)

	Three Months Ended
	June 30, 2010			June 30, 2019
Net (loss)	$(0.7)	$(0.04)	per share	$(2.4)	$(0.13)	per share
COGS restructuring costs, net of 38% tax	1.0	0.05		-	-
Restructuring charges, net of 38% tax	0.9	$0.05		3.6	$0.20
Normalize effective tax rate at 38%	(0.3)	$(0.01)		(0.2)	$(0.01)
Discontinued operations	-	-		(0.1)	(0.01)
Non-GAAP net income	$0.9	$0.05	per share	$0.9	$0.05	per share

In April 2009, the Company began a broad reorganization and consolidation of its hoist and rigging operations that included the closure of two manufacturing facilities and the significant downsizing of a third.  The restructuring was completed during the quarter just ended and the ratable portion of the estimated annual savings of $13 million to $15 million is expected to start to be realized during the second quarter of fiscal 2011.  There was approximately $2 million pre-tax of savings during the fiscal 2011 first quarter.  Restructuring-related costs of $3.1 million associated with the facility consolidation projects were recorded during the first quarter of fiscal 2011, including $1.6 million in cost of goods sold.  The prior year’s first quarter included restructuring charges of $5.8 million pre-tax relating to personnel reorganization.

Strong bookings levels to be converted into revenue

The fluctuation in sales compared with last year’s quarter is summarized as follows, in millions:

Increased volume	$2.5	2.1%
Pricing	0.1	0.1%
American Lifts divestiture	(1.2)	(1.0%)
Foreign currency translation	(1.3)	(1.1%)
Total	$0.1	0.1%

International sales were $53.9 million, or 45% of total net sales, a 9.6% increase compared with $49.2 million for the first quarter of fiscal 2010, net of 2.8% unfavorable currency translation impact.

Columbus McKinnon Reports Continued Growth in Orders in Fiscal 2011 First Quarter
July 23, 2010

Margins pressured as material and freight costs increase and final phases of restructuring are implemented

Gross profit was $28.0 million, or 23.5% of sales, for the fiscal 2011 first quarter, down from $29.4 million, or 24.7% of sales, in the fiscal 2010 first quarter and $31.6 million, or 25.7% of sales, in the trailing fourth quarter.  Despite significant cost reductions and consolidations, gross margin was dampened by global material and temporary freight cost increases and operational issues with production ramp up at the Company’s recently consolidated North American facilities.  Material and temporary freight cost increases negatively impacted gross profit by $1.8 million, or approximately 150 basis points.  Also included in cost of goods sold were restructuring-related expenses, primarily relating to training, travel and operational inefficiencies associated with the facility consolidations of $1.6 million, or approximately 130 basis points of gross margin.

Karen Howard, Vice President – Finance and Chief Financial Officer, commented, “Expanding global demand drove increases in material and temporary freight costs as we progressed through the first quarter.  To offset the material cost increases, we implemented price increases effective in June and July.  Further, while the ramping up of our facility integration did not materialize in this quarter to the extent anticipated, we continue to expect to see most of the $13 million to $15 million of annualized benefits beginning in the second quarter of fiscal 2011.  There were some unexpected challenges during the quarter.  Despite high levels of unemployment, finding skilled employees has proven difficult, while concurrently many suppliers had reduced their own capacity to levels that has made it difficult for them to ramp up to meet our needs.”

Selling expenses were $15.2 million, down 8%, or $1.3 million, when compared with the first quarter of fiscal 2010 including favorable foreign currency translation of $0.1 million in the quarter.  The reduction reflects savings from reorganization activities undertaken during fiscal 2010 offset by investments in the Company’s Asian sales teams.  As a percent of revenue, selling expenses were 12.8% compared with 13.8% in the same period last year.

General and Administrative (G&A) expenses were $9.8 million in the first quarter of fiscal 2011, up 15% from the previous fiscal year’s first quarter due to additions to the Company’s European and Asian management teams and higher variable compensation, offset by favorable foreign currency translation of $0.2 million.  As a percent of revenue, G&A expenses were 8.2% for this year’s first quarter compared with 7.1% for the same period last year.

Restructuring charges, primarily for severance costs associated with the previously described consolidation of the Company’s North American hoist and rigging manufacturing operations, were $1.5 million in the fiscal 2011 first quarter.

Excluding restructuring-related costs in both years’ quarters as previously quantified, non-GAAP operating income for the fiscal 2011 first quarter was $4.2 million, or 3.5% of sales, compared with $4.1 million, or 3.4% of sales, in the same period of the prior year.  Operating income for the first quarter of fiscal 2011 was $1.1 million, or 1.0% of sales, on a GAAP basis.

Interest and debt expense was down 3% to $3.2 million in this year’s first quarter on slightly lower average debt outstanding compared with last year’s first quarter.

The effective tax rate for the first quarter of fiscal 2011 was 53.8% compared with an effective tax rate of 41.9% in last year’s fiscal first quarter.  The rates for both quarters were affected by a mix of income and loss by taxing jurisdictions.  The Company expects the rate to be in the 38% to 39% range for fiscal 2011.

Working capital as a percentage of sales was 18.0% at the end of the first quarter of fiscal 2011 compared with 20.3% at the end of last fiscal year’s first quarter.  Working capital at the end of the fiscal 2011 quarter reflects a $29.9 million, or 25.6% reduction compared with a year ago, demonstrating the Company’s effective application of lean tools.

Columbus McKinnon Reports Continued Growth in Orders in Fiscal 2011 First Quarter
July 23, 2010

Solid balance sheet with financial flexibility

Debt, net of cash, at June 30, 2010 was $78.8 million, or 30.2% of total capitalization, within the Company’s long-term goal of 30% with flexibility to expand to 50% to accommodate acquisitions.  This compares favorably with $95.3 million, or 33.8% of total capitalization, at June 30, 2009.  On June 30, 2010, the Company had $53.1 million of cash on hand as well as $77 million of availability on its $85 million line of credit, with nothing drawn and $8 million of outstanding letters of credit.

Cash used in continuing operations in the fiscal 2011 first quarter was $7.1 million, or $0.37 per diluted share, primarily due to bond interest and incentive compensation payments requiring cash during the quarter.  Cash generated from operations was $4.9 million, or $0.26 per diluted share, during the first quarter of fiscal 2010, reflecting working capital reductions relating to declining sales during that quarter.

Capital expenditures for the fiscal 2011 first quarter were $2.2 million, up from $1.3 million in capital expenditures in the first quarter of fiscal 2010, as capital investments are returning to a more normal level in fiscal 2011.  Capital spending is focused on new product development and included some additional capital required for the facility consolidation projects.  The Company anticipates capital spending for fiscal 2011 will be approximately $10 million to $12 million.

Positive, but cautious outlook

Backlog was $84.4 million at the end of the fiscal 2011 first quarter, significantly above backlog of $67.8 million at the end of fiscal 2010 and $68.6 million at the end of the first quarter of fiscal 2010, emphasizing the strength of order activity during the recent quarter.  Normally, the time to convert the majority of backlog to sales averages from one day to a few weeks.  We expect to return to this normal level over the course of the next two quarters.  Additionally, backlog can include project-type orders from customers that have defined deliveries that may extend out twelve to 24 months.  As of June 30, 2010, approximately $23 million of backlog pertains to projects scheduled for shipment beyond September 30, 2010.

Mr. Tevens concluded, “As the recovery begins to take shape, we find that our supply chain has been challenged to keep pace with growing demand.  Our focus for the next quarter or two is on completing the integration of our facilities, improving our supply base capabilities and dramatically improving the customer service levels to our channel partners and end user customers.  It appears as though the markets we serve are moving in a positive direction and bookings continue to remain strong, although we remain cautious in our optimism due to the tenuousness of the global recovery.

We are a stronger company as a result of our restructuring, positioned to support our growth plans with improved customer service and reduced operating costs, and are making great headway in emerging economies.  We are committed to maintaining our leadership position in the material handling industry through efficient, cost effective operations, quality customer service and innovative products.”

Columbus McKinnon Reports Continued Growth in Orders in Fiscal 2011 First Quarter
July 23, 2010

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, actuators, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.  Columbus McKinnon routinely posts news and other comprehensive information on its web site at http://www.cmworks.com.

Teleconference/webcast

A teleconference and webcast have been scheduled for July 23, 2010 at 10:00 AM Eastern Time at which the management of Columbus McKinnon will discuss the Company's financial results and strategy.  Interested parties in the United States and Canada can participate in the teleconference by dialing 1-888-459-1579, asking to be placed in the "Columbus McKinnon First Quarter Fiscal 2011 Conference Call," providing the password "Columbus McKinnon," and identifying conference leader "Tim Tevens" when asked.  The toll number for parties outside the United States and Canada is 1-210-234-7695.

The webcast will be accessible at Columbus McKinnon's web site: http://www.cmworks.com.

An audio recording of the call will be available two hours after its completion and until August 23, 2010 by dialing 1-800-879-7628 or the toll number for parties outside the United States and Canada, 1-203-369-3577.  Alternatively, you may access an archive of the call and its transcript on Columbus McKinnon's web site at: http://www.cmworks.com/news/presentations.aspx.

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Columbus McKinnon Reports Continued Growth in Orders in Fiscal 2011 First Quarter
July 23, 2010

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED

(In thousands, except per share and percentage data)
	Three Months Ended
	June 30, 2010	June 30, 2009	Change

Net sales	$119,087	$119,008	0.1%
Cost of products sold	91,072	89,578	1.7%
Gross profit	28,015	29,430	-4.8%
Gross profit margin	23.5%	24.7%
Selling expense	15,215	16,477	-7.7%
General and administrative expense	9,785	8,461	15.6%
Restructuring charges	1,450	5,838	-
Amortization	429	440	-2.5%
Income (loss) from operations	1,136	(1,786)	-163.6%
Operating margin	1.0%	-1.5%
Interest and debt expense	3,233	3,337	-3.1%
Other income	(537)	(768)	-30.1%
Loss from continuing operations before income tax expense	(1,560)	(4,355)	-64.2%
Income tax benefit	(838)	(1,824)	-54.1%
Loss from continuing operations	(722)	(2,531)	-71.5%
Income from discontinued operations, net of tax	-	133	-100.0%
Net loss	$(722)	$(2,398)	-69.9%

Average basic shares outstanding	19,013	18,915	0.5%
Basic loss per share:
Continuing operations	$(0.04)	$(0.14)	-71.4%
Discontinued operations	0.00	0.01
Net loss	$(0.04)	$(0.13)	-69.2%

Average diluted shares outstanding	19,013	18,915	0.5%
Diluted loss per share:
Continuing operations	$(0.04)	$(0.14)	-71.4%
Discontinued operations	0.00	0.01
Net loss	$(0.04)	$(0.13)	-69.2%

Columbus McKinnon Reports Continued Growth in Orders in Fiscal 2011 First Quarter
July 23, 2010

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets - UNAUDITED
(In thousands)
	June 30, 2010	March 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$53,114	$63,968
Trade accounts receivable	69,402	70,218
Inventories	81,962	79,822
Prepaid expenses and other	17,154	16,014
Total current assets	221,632	230,022

Net property, plant, and equipment	55,616	57,106
Goodwill and other intangibles, net	119,981	124,165
Marketable securities	29,056	29,399
Deferred taxes on income	37,926	36,768
Other assets	3,852	4,037
Total assets	$468,063	$481,497

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$641	$841
Trade accounts payable	37,474	33,480
Accrued liabilities	43,910	52,754
Restructuring reserve	1,660	2,755
Current portion of long-term debt	1,154	1,155
Total current liabilities	84,839	90,985

Senior debt, less current portion	5,278	5,966
Subordinated debt	124,855	124,855
Other non-current liabilities	70,725	72,413
Total liabilities	285,697	294,219

Shareholders’ equity:
Common stock	191	191
Additional paid-in capital	182,828	182,385
Retained earnings	34,156	34,878
ESOP debt guarantee	(1,738)	(1,850)
Accumulated other comprehensive loss	(33,071)	(28,326)
Total shareholders’ equity	182,366	187,278
Total liabilities and shareholders’ equity	$468,063	$481,497

Columbus McKinnon Reports Continued Growth in Orders in Fiscal 2011 First Quarter
July 23, 2010

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows - UNAUDITED

(In thousands)
	Three Months Ended
	June 30, 2010	June 30, 2009

Operating activities:
Net loss	$(722)	$(2,398)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
(Gain) loss from discontinued operations	-	(133)
Depreciation and amortization	2,889	3,059
Deferred income taxes	(1,158)	(1,534)
Other	447	600
Changes in operating assets and liabilities:
Trade accounts receivable	1,131	7,163
Inventories	(2,399)	6,434
Prepaid expenses	(1,031)	(556)
Other assets	104	(584)
Trade accounts payable	4,402	(8,069)
Accrued and non-current liabilities	(10,736)	889
Net cash (used by) provided by operating activities	(7,073)	4,871

Investing activities:
Purchase of marketable securities, net	(14)	(987)
Capital expenditures	(2,249)	(1,250)
Net cash used by investing activities from continuing operations	(2,263)	(2,237)
Net cash provided by investing activities from discontinued operations	-	133
Net cash used by investing activities	(2,263)	(2,104)

Financing activities:
Proceeds from stock options exercised	-	176
Net borrowings (payments) under revolving line-of-credit agreements	(169)	1,552
Repayment of debt	(583)	-
Other	112	(72)
Net cash (used by) provided by financing activities	(640)	1,656

Effect of exchange rate changes on cash	(878)	539

Net change in cash and cash equivalents	(10,854)	4,962
Cash and cash equivalents at beginning of year	63,968	39,236
Cash and cash equivalents at end of period	$53,114	$44,198

Columbus McKinnon Reports Continued Growth in Orders in Fiscal 2011 First Quarter
July 23, 2010

COLUMBUS McKINNON CORPORATION
Additional Data - UNAUDITED

	June 30, 2010		June 30, 2009		March 31, 2010

Backlog (in millions)	$84.4		$68.6		$67.8

Trade accounts receivable
days sales outstanding	53.3	days	56.1	days	51.4	days

Inventory turns per year
(based on cost of products sold)	4.5	turns	3.8	turns	4.6	turns
Days' inventory	81.1	days	96.7	days	79.8	days

Trade accounts payable
days payables outstanding	35.4	days	25.6	days	33.4	days

Working capital as a % of sales	18.0%		20.3%		16.2%

Debt to total capitalization percentage	42.0%		42.7%		41.5%
Debt, net of cash, to total capitalization	30.2%		33.8%		26.9%

Shipping Days by Quarter

	Q1	Q2	Q3	Q4	Total

FY11	63	64	59	64	250

FY10	63	64	60	63	250